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                                                                   EXHIBIT 11.01
                                   SWANK,INC.
                STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
            (dollars in thousands except share and per share data)

                                                                 Year Ended December 31,
                                                    ------------------------------------------------
                                                         1994              1993               1992
                                                         ----              ----               ----
 Income before cumulative effect of a
   change in accounting for income taxes                $5,572            $2,793              $4,126

 Cumulative effect of a change in
   accounting for income taxes                                               477

 Net income                                              5,572             3,270               4,126

 Primary
 -------
 Weighted average common shares
   outstanding                                      16,470,636        16,435,636          16,378,028

 Effect of excluding unallocated
   shares held in ESOP                                (538,127)

 Common shares issuable in respect
   to common equivalents with a
   dilutive effect                                     274,174           823,292             496,454
                                                    ----------        ----------          ----------
 Total common and common
   equivalent shares                                16,206,683        17,258,928          16,874,482
                                                    ==========        ==========          ==========

 Primary income per share before
   cumulative effect of a change
   in accounting for income taxes                         $.34             $0.16               $0.24

 Cumulative effect of a change in
   accounting for income taxes per
   share                                                  0.00              0.03                0.00
                                                         -----            -------              -----

 Primary net income per share (1)                         $.34             $0.19               $0.24
                                                        ======            ======              ======
 Fully Diluted
 -------------
 Weighted average common shares
   outstanding                                      16,470,636        16,435,636          16,378,028

 Effect of excluding unallocated
   shares held in ESOP                                (538,127)

 Common shares issuable in respect
   to common stock equivalents
   with a dilutive effect.                             274,174         1,045,349             548,971
                                                    ----------       -----------          ----------

 Total common and common
   equivalent shares                                16,206,683        17,480,985          16,926,999
                                                    ==========       ===========          ==========

 Fully diluted income per
   share before cumulative effect of a
   change in accounting for income taxes                  $.34             $0.16               $0.24

 Cumulative effect of a change in accounting
   for income taxes per share                             0.00              0.03                0.00
                                                        ------            ------              ------

 Fully diluted net income per share (1)                   $.34             $0.19               $0.24
                                                         =====            ======              ======

_________________________________

 (1)  Net income per common share is computed by dividing net income by total common and common equivalent shares.

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